EX 99.1

Cactus Announces Board and Executive Leadership Transitions

HOUSTON – May 12, 2026 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced that Ms. Tana Utley has been elected to the Company’s Board of Directors (the “Board”) at the Company’s Annual Meeting of Stockholders held May 12, 2026. Ms. Utley retired in 2022 after a 36-year career with Caterpillar Inc. (“Caterpillar”) and was an officer for Caterpillar for over 13 years of her tenure. She concluded her career at Caterpillar as Vice President of the Large Power Systems Division from 2013 through 2022. With the addition of Ms. Utley and decisions by Mr. Bruce Rothstein and Ms. Melissa Law to not stand for reelection, the Board has reduced the size of the Board to eight members, which includes six independent directors.

Additionally, the Board has appointed Steven Bender, currently Chief Operating Officer, the additional title of Chief Executive Officer of the Spoolable Technologies Segment. Steven has served as Chief Operating Officer since 2023 and served as our Vice President of Operations from 2011 through 2023. Steven is assuming leadership duties of the Spoolable Technologies Segment from Stephen Tadlock, which will allow him to focus on his duties leading the Cactus International Joint Venture.

Scott Bender, Chairman of the Board and CEO of Cactus, commented, “I am very pleased to welcome Ms. Utley to our Board as an independent director. Her global technical leadership and public company board experience make her an ideal addition to our Board and I believe we will benefit greatly from her expertise. I would also like to thank Bruce Rothstein and Melissa Law for their many contributions to the Board and wish them well in their future endeavors.

“Additionally, I would like to thank Stephen Tadlock for his leadership in integrating our Spoolable Technologies business and am pleased that he has additional capacity to continue to lead the ongoing transformation of our Cactus International business. I’m confident that Steven Bender will continue to lead the Spoolable Technologies business with a focus on executing for our customers given his extensive history in leading the operations of Cactus, which will ensure a smooth transition.”

About Cactus, Inc.
Cactus designs, manufactures, sells or rents a range of highly engineered pressure control and spoolable pipe technologies. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for its products and rental items to assist with the installation, maintenance and handling of the equipment. Cactus operates service centers and manufacturing facilities globally with an emphasis in North America and the Middle East.

Cactus, Inc.
Alan Boyd, 713-904-4669
Treasurer, Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.